UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2013

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Hanmi Financial Corporation
(Exact name of registrant as specified in its charter)

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Delaware (State or other jurisdiction of incorporation)	000-30421 (Commission File Number)	95-4788120 (IRS Employer Identification No.)

3660 Wilshire Boulevard, PH-A
Los Angeles, California 90010
(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code: (213) 382-2200

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b) and (c).	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 11, 2013, Hanmi Financial Corporation (“Hanmi”) announced that Hanmi and its wholly owned subsidiary, Hanmi Bank (the “Bank”) have appointed Chong Guk (C. G.) Kum as President and Chief Executive Officer and a Director of Hanmi and the Bank, effective June 12, 2013.  Hanmi also announced that Jay S. Yoo has resigned from his positions as President, Chief Executive Officer and Director of Hanmi and the Bank, effective June 11, 2013.

Prior to joining Hanmi and the Bank, Mr. Kum, age 58, served as President and Chief Executive Officer of First California Financial Group, Inc. since 2007. He also served as the President and Chief Executive Officer of First California Bank (formerly known as Camarillo Community Bank) since 1999. Prior to that, Mr. Kum held management positions with banks in Colorado and California.  Mr. Kum currently serves on the government relations council for the American Bankers Association and is a board member of the California Bankers Association and the Ventura County Council Boy Scouts of America. Mr. Kum is also a past president of the Board of Directors of Community Bankers of California.  Mr. Kum is a graduate of the University of California at Berkeley, received his Masters Degree in Business Administration from Pepperdine University and is a graduate of the Stonier Graduate School of Banking.

Mr. Kum entered into an Employment Agreement, dated May 24, 2013 (the “Employment Agreement”), with Hanmi and the Bank.  The effective date of the Employment Agreement is June 12, 2013, and it has a four-year term, which expires on the earlier of (i) June 12, 2017 and (ii) the effective date of termination of his employment pursuant to the terms of his Employment Agreement.  Under the Employment Agreement, Mr. Kum will receive an annual base salary of $450,000, subject to possible increase, and will be eligible to receive an annual cash bonus of up to 100% of his annual base salary, based upon the attainment of financial goals set annually by the Nominating and Corporate Governance and Compensation Committee of Hanmi’s Board of Directors (the “NCGC Committee”).  Under the Employment Agreement, Mr. Kum is entitled to the use of a company car, a bank issued cellular telephone, membership in a golf country club, reimbursement of reasonable business related expenses and twenty days of paid vacation annually.  Subject to stockholder approval of the Hanmi Financial Corporation 2013 Equity Compensation Plan, Mr. Kum has been granted a stock option to purchase 180,000 shares of Hanmi common stock at the fair market value of such stock on the date of grant, and 30,000 restricted shares of Hanmi common stock, each of which grants will vest ratably in equal installments over three years, subject to Mr. Kum continuing employment with Hanmi and the Bank.

The Employment Agreement contains provisions for severance arrangements in case of Mr. Kum’s voluntary termination of his employment, the involuntary termination of his employment by Hanmi and the Bank without cause (as defined in the Employment Agreement), or by Mr. Kum for good reason (as defined in the Employment Agreement) following a change in control of Hanmi and the Bank.

Mr. Kum will be eligible to participate in Hanmi’s standard employee benefits plans, including its 401(k) Plan.  There are no transactions in which Mr. Kum has an interest requiring disclosure under Item 404(a) of Regulation S-K.  The foregoing discussion is qualified in its entirety by the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

A copy of the press release announcing the appointment of Mr. Kum as President and Chief Executive Officer, and the resignation of Mr. Yoo, is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated May 24, 2013, between Hanmi Financial Corporation and Hanmi Bank and Chong Guk Kum.
99.1	Press release issued by Hanmi Financial Corporation, dated June 11, 2013, announcing the appointment of Chong Guk Kum as President and Chief Executive Officer, and the resignation of Jay S. Yoo.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 12, 2013	HANMI FINANCIAL CORPORATION

	By:	/s/ Chong Guk Kum
		Name:	Chong Guk Kum
		Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated May 24, 2013, between Hanmi Financial Corporation and Hanmi Bank and Chong Guk Kum.
99.1	Press release issued by Hanmi Financial Corporation, dated June 11, 2013, announcing the appointment of Chong Guk Kum as President and Chief Executive Officer, and the resignation of Jay S. Yoo.